Exhibit 99.1

Myomo Appoints Joseph M. Manko to its Board of Directors

BURLINGTON, MA. (May 13, 2026) - Myomo, Inc. (NYSE American: MYO) ("Myomo" or the "Company"), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced the appointment of Joseph M. (“Joe”) Manko Jr. as a director effective May 9, 2026, to serve until the 2027 annual meeting of stockholders. With this appointment, Myomo has seven directors.

Mr. Manko is an accomplished investor with over 25 years of experience in investment banking, private equity, asset management and corporate strategy. Mr. Manko is currently the Senior Principal of Horton Capital Management LLC (“The Horton Fund”), a significant shareholder in the Company. Mr. Manko founded The Horton Fund in 2013.

“We are pleased to welcome Joe to our Board of Directors,” said Paul R. Gudonis, Chairman and Chief Executive Officer of Myomo. " Through The Horton Fund, Joe has long been a steadfast investor and supporter for years. He brings strong capital markets, strategic planning, and corporate governance experience to our Board, with a history of driving shareholder value in growth businesses. We are pleased to add his perspective as we execute on our Success Pillars for 2026 and beyond.”

Mr. Manko’s asset management and investment banking experience includes serving in executive positions at BZ Fund Management, Deutsche Bank and Merrill Lynch. He also served as a corporate finance attorney at Skadden, Arps, Slate, Meagher and Flom. Mr. Manko currently serves on the boards of Safeguard Scientifics and Koru Medical Systems, and previously served as a director on the boards of One Stop Systems, Creative Realties and Wireless Telecom Group. Mr. Manko earned both his B.A. and Juris Doctor from the University of Pennsylvania.

“I am excited to join the Myomo Board of Directors at such an important time in the Company’s development,” said Mr. Manko. “Myomo has built an innovative technology platform that is making a meaningful impact on patients’ lives, while addressing a significant unmet need. I look forward to working closely with management and my fellow directors to help support the Company’s growth strategy, expand patient access, and drive long-term value for shareholders.”

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury or other neuromuscular disease or injury. It is currently the only marketed device in the U.S. that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Burlington, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com

Contacts:

Myomo

Myomo Inc. | 45 Blue Sky Dr., Suite 101 | Burlington, MA 01803

TEL: 877.736.9666 www.myomo.com info@myomo.com

ir@myomo.com

Alliance Advisors IR

Bruce Voss

bvoss@allianceadvisors.com

212-201-6614

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Myomo Inc. | 45 Blue Sky Dr., Suite 101 | Burlington, MA 01803

TEL: 877.736.9666 www.myomo.com info@myomo.com